Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-200869, 333-217444, 333-221085, 333-224304, 333-222664, 333-239546, 333-241677, and 333-254915 on Form S-3 and Registration Statement Nos. 333-144293, 333-147212, 333-187189, 333-187190, 333-195604, 333-196616, 333-196617, 333-202504, 333-202505, 333-211182, 333-213981, 333-215036, 333-217055, 333-217907, 333-221084, 333-225080, 333-232661, 333-239556 and 333-258585 on Form S-8 of our reports dated March 1, 2022, relating to the financial statements of Alphatec Holdings, Inc. and the effectiveness of Alphatec Holdings, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

San Diego, California

March 1, 2022